Exhibit 99.1

Erickson Reports Second Quarter 2014 Results

— Second Quarter Revenues increase 18% to $80.9 million on Acquisition-Related Growth —

— Second Quarter Results Reflects a Non-Cash Charge and Softness in the Aircrane Operations —

— Reduces Full-Year Guidance —

PORTLAND, Ore.—(BUSINESS WIRE)—August 7, 2014— Erickson Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services to a worldwide mix of commercial and government customers and the vertically integrated manufacturer and operator of the powerful, heavy-lift helicopter, the Erickson S-64 Aircrane, today announced second quarter and year to date 2014 financial results and updated its full-year guidance for fiscal 2014.

Udo Rieder, Chief Executive Officer of Erickson, commented, “We continue to work to expand our business with new and existing customers across a diverse group of geographic end markets. While our legacy Aircrane business in the first half was affected by poor weather conditions and contract delays, we continue to expect growth, particularly in the South American oil and gas market. Although defense operational tempo has decreased, the level of new government and defense tender activity is strong. We will remain focused on the redeployment of our fleet of medium and light aircraft in both the commercial and government segments of our business. This will take time given the competitive environment but we are well positioned strategically and are confident that our diversification efforts will prove successful.

Second Quarter and Recent Highlights

•	Second quarter revenue increased 18% to $80.9 million versus the prior year period, driven by contributions from acquisitions, partially offset by lower revenue contribution from the Company’s fleet of Aircranes, in timber harvesting, and transport and other government related services primarily related to our Italian customer.

•	Operating loss was $17.4 million which includes a non-cash goodwill impairment of $21.3 million as well as acquisition and integration costs of $0.6 million and restructuring costs related to the closure of our Malaysian entity of $0.1 million. Excluding the non-cash goodwill impairment charge as well as acquisition and integration costs and the restructuring amount, operating income was $4.6 million as compared to $8.9 million for the second quarter of 2013.

•	Second quarter adjusted EBITDA decreased to $13.8 million as compared to $17.2 million in the second quarter of last year, as a result of the lower revenues and margin conversion in timber harvesting, transport and other government related services, coupled with increased crew costs.

•	During the quarter, the Company completed a $24.7 million sale-leaseback on one of our Aircranes. The proceeds were used to pay down the revolver and provide us with the opportunity to address some of the higher cost leases in the Erickson Helicopters fleet. While there was no impact on our earnings for this transaction in the quarter, it demonstrates the market value of the Aircrane fleet which well exceeds the book value of the aircraft.

•	Since the acquisition of Evergreen Helicopters (EHI), the Company has delivered over $6 million in integration savings through June and is on track to exceed its original $7 million synergy target by year-end.

Second Quarter Results

Revenue for the quarter ended June 30, 2014, increased 18% compared with the prior year period, to $80.9 million, driven by acquisitions and partially offset by lower revenues for timber harvesting and transportation and government related services. In addition to the variances described above, pro forma revenues declined 11% versus prior year, reflecting an expected reduction of defense-related revenues with the decline in overseas operational tempo.

Government segment revenues increased 24% to $54.3 million during the second quarter of 2014 as compared to revenues of $43.9 million in the prior year period, driven primarily by contributions from acquisitions, offset by lower transportation and government related services revenues from our Italian customer.

Commercial segment revenues in the second quarter increased by 7% to $26.6 million as compared to $24.7 million in the prior year’s period. The year-over-year increase was primarily due to higher oil and gas revenue in South America from our Brazilian customer, increased aircraft sales from our Trade group, and higher revenues in MRO. This increase was partially offset by lower timber harvesting revenues primarily in Canada coupled with lower North American infrastructure construction.

During the second quarter, the Company performed its annual impairment review of EHI, which is considered a reporting unit for the purposes of that analysis. The review concluded that the fair value of the tangible and intangible assets of EHI was greater than its current market value leaving less value for an allocation to goodwill. As a result, the Company was required to record a non-cash impairment charge of $21.3 million against the carrying amount of the goodwill.

The Company reported a second quarter 2014 operating loss of $17.4 million as compared to the prior year profit of $4.9 million; the Company’s adjusted operating income, which excludes goodwill impairment and acquisition, integration and related expenses, was $4.6 million, as compared to adjusted operating income of $8.9 million in the prior year period. On a pro forma basis, the Company’s second quarter 2013 adjusted operating income was $11.6 million.

Other expense in the second quarter of 2014 was $10.0 million as compared to $7.7 million of expense in the prior year second quarter. The primary driver was an increase in net interest expense related to the increase in the outstanding balances on our credit facilities.

The Company’s reported net loss in the second quarter of 2014 was $17.1 million, or $1.24 per diluted share, as compared to a net loss of $2.0 million, or $0.20 per diluted share in the prior year second quarter. The Company’s adjusted net loss in the second quarter of 2014 was $3.7 million, or $0.27 per diluted share, as presented in the table below.

Second quarter adjusted EBITDA, as presented in the table below, decreased to $13.8 million as compared to $17.2 million in the prior year period; prior year second quarter pro forma adjusted EBITDA was $19.2 million.

Adjusted EBITDAR was $19.0 million in the second quarter of 2014 as compared to $20.5 million in the prior year’s second quarter; prior year pro forma second quarter adjusted EBITDAR was $25.2 million.

As of June 30, 2014, the Company had $102.1 million drawn on its revolving credit facility (excluding letters of credit) and $2.4 million in cash on its balance sheet.

2014 Guidance

The full year guidance described below is operational and adjusted to exclude any acquisition or integration related expenses, including those incurred in the first quarter.

For the full year ended December 31, 2014, the Company anticipates revenues in the range of $350 to $370 million, adjusted EBITDA in the range of $85 to $95 million, adjusted EBITDAR in the range of $106 to $116 million, and adjusted earnings per share of $0.35 to $0.75, based on fully diluted shares outstanding of 13.8 million.

Mr. Rieder concluded, “The primary driver for the decreased full year outlook was the softness in our legacy Aircrane business in the first half of the year and to a lesser degree recent unanticipated pressures across our DoD business. We are committed to aligning our cost structure with our top line to enhance competitiveness. We see additional opportunities to position our fleet to capture new markets and work beyond our current scope. As we look forward, we are focused on maintaining our outstanding safety record, producing disciplined growth, executing well for our customers, and maximizing the profitability of our assets.”

About Erickson Incorporated

Erickson Incorporated is a leading global provider of aviation services to a worldwide mix of commercial and government customers. The Company currently operates a diverse fleet of 90 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes. This fleet supports a wide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, fire fighting, timber harvesting, infrastructure construction, and transportation and other government related activities. The Company also maintains a vertical manufacturing capability for the S-64 Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific. For more information, please visit http://www.ericksonaviation.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,”

“predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: that we do not realize the benefits from the recently completed the acquisitions of both Evergreen Helicopters and Air Amazonia and we may not realize the benefits of these acquisitions on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully expand these businesses, enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments, in the geographic areas, or with the types of aircraft historically operated by Evergreen Helicopters and Air Amazonia; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect us; that we operate in certain dangerous and war-affected areas, which may result in hazards to our fleet and personnel; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; our safety record; our substantial indebtedness; that we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; compliance with debt obligations, which could adversely affect our financial condition and impair our ability to grow and operate our business; cancellations, reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of our fleet; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability to convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece, Italy and the other geographic areas in which we operate); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; the impact of changes in the value of foreign currencies; and the risks of doing business in developing countries and politically or economically volatile areas; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, or Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, as well as the other reports we file with the SEC from time to time.

You should not place undue reliance on any forward-looking statements. Erickson assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Conference Call

The Company will hold a conference call to discuss its earnings results for the second quarter ended June 30, 2014 on August 7, 2014 at 4:30 p.m. Eastern Time with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaviation.com. To access the call, dial toll-free 1-888-481-2844 or 1-719-325-2323 (international). The pass code is 2868355.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 2868355. The replay will be available beginning at 7:30 p.m. ET on August 7, 2014, and will last through 11:59 p.m. ET August 14, 2014.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://investors.ericksonaviation.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

— FINANCIAL TABLES FOLLOW —

ERICKSON INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$2,444	$1,881
Restricted cash	1,067	2,883
Accounts receivable, net of allowances for doubtful accounts of $673 and $991 in 2014 and 2013, respectively	63,851	65,987
Prepaid expenses and other current assets	4,286	3,360
Income tax receivable	164	135
Deferred tax assets	2,116	3,715

Total current assets	73,928	77,961

Aircraft support parts, net	139,420	126,696
Aircraft, net	127,482	127,179
Property, plant and equipment, net	117,550	109,382
Goodwill	214,681	234,978
Other intangible assets, net	21,263	22,484
Deferred tax assets, non-current	1,579	—
Other non-current assets	25,621	28,625

Total assets	$721,524	$727,305

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,762	$29,035
Accrued and other current liabilities	29,115	41,233
Income tax payable	548	621

Total current liabilities	59,425	70,889

Long-term debt	16,684	16,160
Long-term revolving credit facilities	102,094	68,086
Long-term notes payable	355,000	355,000
Other long-term liabilities	13,055	1,819
Uncertain tax positions	5,669	5,669
Deferred tax liabilities	—	16,775

Total liabilities	551,927	534,398
Stockholders’ equity:
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,802,212 and 13,787,914 issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	180,598	179,954
Retained earnings (deficit)	(12,599)	12,104
Accumulated other comprehensive income (loss), net of tax	777	(42)

Total stockholders’ equity attributable to Erickson Incorporated	168,777	192,017

Noncontrolling interest	820	890

Total stockholders’ equity	168,597	192,907

Total liabilities and stockholders’ equity	$721,524	$727,305

ERICKSON INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Net revenues:	$80,885	$68,590	$155,069	$105,530
Cost of revenues	67,156	51,100	133,060	78,767

Gross profit	13,729	17,490	22,009	26,763

Operating expenses:
General and administrative	6,994	10,112	13,791	16,423
Research and development	738	1,005	2,056	1,918
Selling and marketing	2,155	1,476	5,143	3,865
Impairment of goodwill	21,272	—	21,272	—

Total operating expenses	31,159	12,593	42,262	22,206

Operating income (loss)	(17,430)	4,897	(20,253)	4,557
Other income (expense):
Interest expense, net	(9,111)	(6,495)	(17,864)	(7,851)
Interest expense related to tax contingencies	—	(311)	—	(311)
Amortization of debt issuance costs	(593)	(465)	(1,214)	(787)
Unrealized foreign exchange gain (loss)	27	(66)	244	140
Loss on early extinguishment of debt	—	(215)	—	(215)
Realized foreign exchange gain (loss)	15	(113)	(42)	(150)
Gain on disposal of equipment	61	21	191	21
Other expense, net	(353)	(81)	(541)	(362)

Total other expense	(9,954)	(7,725)	(19,226)	(9,515)

Net loss before income taxes and noncontrolling interest	(27,384)	(2,828)	(39,479)	(4,958)
Income tax benefit	(10,222)	(1,031)	(14,792)	(2,167)

Net loss	(17,162)	(1,797)	(24,687)	(2,791)
Less: Net (income) loss related to noncontrolling interest	53	(155)	(16)	(378)

Net loss attributable to Erickson Incorporated and common stockholders	$(17,109)	$(1,952)	$(24,703)	$(3,169)

Net loss	$(17,162)	$(1,797)	$(24,687)	$(2,791)
Other comprehensive income (loss):
Foreign currency translation adjustment	476	(56)	806	(185)

Comprehensive loss	(16,686)	(1,853)	(23,881)	(2,976)
Comprehensive (income) loss attributable to noncontrolling interest	66	(181)	(3)	(361)

Comprehensive loss attributable to Erickson Incorporated	$(16,620)	$(2,034)	$(23,884)	$(3,337)

Net loss per share attributable to common stockholders
Basic	$(1.24)	$(0.20)	$(1.79)	$(0.33)

Diluted	$(1.24)	$(0.20)	$(1.79)	$(0.33)

Weighted average shares outstanding
Basic	13,799,501	9,759,758	13,794,491	9,743,532

Diluted	13,799,501	9,759,758	13,794,491	9,743.532

ERICKSON INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Cash flows from operating activities:
Net loss	$(17,162)	$(1,797)	$(24,687)	$(2,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,981	8,474	16,934	13,874
Impairment of goodwill	21,272	—	21,272	—
Deferred income taxes	(12,756)	(2,262)	(16,740)	(3,795)
Non-cash interest expense on debt	486	540	523	1,197
Non-cash interest on tax contingencies	—	311	—	311
Non-cash interest income on loans	—	(41)	—	(41)
Write-off of debt issuance costs related to the early extinguishment of debt	—	215	—	215
Stock-based compensation	236	232	396	411
Amortization of debt issuance costs	593	465	1,214	787
Gain on sale of equipment	(61)	(21)	(191)	(21)
Changes in operating assets and liabilities:
Accounts receivable	(12,306)	(7,431)	1,570	(13,683)
Prepaid expenses and other current assets	(307)	31	(906)	(1,638)
Income tax receivable, net	788	(452)	946	(315)
Aircraft support parts, net	(4,851)	(11,521)	(12,715)	(13,194)
Other non-current assets	1,581	(2,681)	3,126	(2,681)
Accounts payable	(1,264)	(25,160)	731	(25,476)
Accrued and other current liabilities	(12,298)	1,337	(16,341)	6,010
Income tax payable	717	841	717	1,231
Other long-term liabilities	264	1,552	558	1,552

Net cash used in operating activities	(26,087)	(37,368)	(23,593)	(38,047)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(208,870)	—	(208,870)
Purchases of aircraft and property, plant and equipment	(19,655)	(16,100)	(37,138)	(24,633)
Proceeds from sale-leaseback of aircraft	24,660	—	24,660	—
Restricted cash	1,567	(44,960)	1,767	(45,011)
Decrease in other assets	—	—	—	(35)
Dividends paid to non-controlling interest	(73)	(341)	(73)	(341)

Net cash provided by (used in) investing activities	6,499	(270,271)	(10,784)	(278,890)

Cash flows from financing activities:
Proceeds from shareholders, net	—	—	414	—
Repayments of subordinated notes	—	(27,572)	—	(27,572)
Repayments of credit facilities	(54,723)	(125,147)	(79,123)	(184,417)
Borrowings from credit facilities	73,264	79,263	113,131	147,853
Borrowing of notes	—	400,000	—	400,000
Debt issuance costs	(37)	(13,777)	(267)	(13,976)
Shares withheld for payment of taxes	(166)	(613)	(166)	(613)

Net cash provided by financing activities	18,338	312,154	33,989	321,275

Effect of foreign currency exchange rates on cash and cash equivalents	484	(16)	951	15

Net increase (decrease) in cash and cash equivalents	(766)	4,499	563	4,353
Cash and cash equivalents at beginning of period	3,210	1,322	1,881	1,468

Cash and cash equivalents at end of period	$2,444	$5,821	$2,444	$5,821

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,267	$9,090	$17,536	$9,848
Cash paid for income taxes, net	$375	$550	$861	$445

The following tables provide additional detail on the revenues and revenue flight hours for the components of the two reportable segments:

(Dollars in thousands)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Government revenues:
Firefighting	$11,409	$10,862	$24,281	25,417
Defense and security	41,393	28,767	82,470	28,767
Transport and other government-related services	1,513	4,226	3,481	7,278

Total Government revenues	$54,315	$43,855	$110,232	$61,462

(Dollars in thousands)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Commercial revenues:
Timber harvesting	$7,629	$11,276	$12,158	$17,500
Infrastructure construction	15,562	12,071	26,566	23,535
Manufacturing / MRO	2,299	1,388	5,033	3,033
Aircraft sales	1,080	—	1,080	—

Total Commercial revenues	$26,570	$24,735	$44,837	$44,068

(Dollars in thousands)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Government revenue flight hours:
Firefighting	388	573	836	1,051
Defense and security	3,851	3,216	7,637	3,216
Transport and other government-related services	90	292	173	315

Total Government flight hours	4,329	4,081	8,646	4,582

(Dollars in thousands)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Commercial revenue flight hours:
Timber harvesting	1,307	1,616	1,997	2,472
Infrastructure construction	845	762	1,347	1,564

Total Commercial flight hours	2,152	2,378	3,344	4,036

Use of Non-GAAP Financial Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that is the chief executive office of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments.

The Company also uses adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to adjusted EBITDA. We present Adjusted EBITDAR because we believe this provides us with a more comparable measure for managing our business. We have further adjusted EBITDA for continued acquisition and integration costs beyond the nine months defined by our Revolving Credit Facility agreement and the restructuring costs associated with exiting the Malaysian timber harvesting market.

The Company also uses adjusted net income, adjusted operating income, and adjusted net income per share, in managing our business. We define adjusted operating income as operating income (loss) attributable to the Company, adjusted to exclude the effect of acquisition, impairment, restructuring, integration and related expenses. We define adjusted net income as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP net income per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.

The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

(Dollars in thousands)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
EBITDA, Adjusted EBITDA and Adjusted EBITDAR Reconciliation:
Net loss attributable to Erickson Incorporated	$(17,109)	$(1,952)	$(24,703)	$(3,169)
Interest expense, net	9,111	6,495	17,864	7,851
Tax benefit	(10,222)	(1,031)	(14,792)	(2,167)
Depreciation and amortization	8,981	8,474	16,934	13,874
Amortization of debt issuance costs	593	465	1,214	787

EBITDA	$(8,646)	$12,451	$(3,483)	$17,176

Acquisition and integration related expenses	631	3,982	1,422	6,245
Non-cash unrealized mark-to-market foreign exchange (gains) losses	(27)	66	(244)	(140)
Non-cash charges from awards to employees of equity interests	236	232	396	411
Loss on early extinguishment of debt	—	215	—	215
Interest expense related to tax contingencies	—	311	—	311
Non-cash goodwill impairment loss	21,272	—	21,272	—
Restructuring costs for Erickson Air-Crane Malaysia	414	—	414	—
Gain on sale of equipment	(61)	(21)	(191)	(21)

Adjusted EBITDA	$13,819	$17,236	$19,586	$24,197

Aircraft lease expenses	5,149	3,219	10,108	3,222

Adjusted EBITDAR	$18,968	$20,455	$29,694	$27,419

(Dollars in thousands, except per share data)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Operating Income and Adjusted Operating Income Reconciliation
Operating income (loss)	$(17,430)	$4,897	$(20,253)	$4,557
Acquisition and integration related expenses	631	3,982	1,422	6,245
Non-cash goodwill impairment loss	21,272	—	21,272	—
Restructuring costs for Erickson Air-Crane Malaysia	146	—	146	—

Adjusted operating income	4,619	8,879	2,587	10,802
Net Income and Adjusted Net Income Reconciliation
Net loss attributable to Erickson Incorporated	$(17,109)	$(1,952)	$(24,703)	$(3,169)
Acquisition and integration related expenses	631	3,982	1,422	6,245
Non-cash goodwill impairment loss	21,272	—	21,272	—
Restructuring costs for Erickson Air-Crane Malaysia	414	—	414	—
Tax effect of acquisition and integration related expenses, goodwill impairment, and restructuring expenses (assumed 40% rate)	(8,927)	(1,593)	(9,243)	(2,498)

Net impact of acquisition and integration related costs on net income	13,390	2,389	13,865	3,747
Adjusted net income (loss) attributable to Erickson Incorporated	$(3,719)	$437	$(10,838)	$578
Net Income (Loss) Per Share Attributable To Common Stockholders and Adjusted Net Income (Loss) Per Share Attributable to Common Stockholders Reconciliation
Net loss attributable to common stockholders	$(17,109)	$(1,952)	$(24,703)	$(3,169)
Adjusted net income (loss) attributable to Erickson Incorporated	$(3,719)	$437	$(10,838)	$578
Weighted average shares outstanding
Basic	13,799,501	9,759,758	13,794,491	9,743,532
Diluted	13,799,501	9,811,496	13,794,491	9,779,551
Adjusted net income (loss) per share attributable to common stockholders
Basic	$(0.27)	$0.04	$(0.79)	$0.06
Diluted	$(0.27)	$0.04	$(0.79)	$0.06